EXHIBIT 5.5

July 13, 2004

** VIA SEDAR**

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Securities Commission
Manitoba Securities Commission
Ontario Securities Commission
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Securities Division, Department of Justice, Newfoundland and Labrador

Dear Sirs and Mesdames:

Subject:	Biomira Inc. Final Short Form Base Shelf Prospectus dated July 13, 2004 (the “Prospectus”)

We hereby consent to the references to our firm name under the headings “Description of Debt Securities—Enforceability of Judgments” and “Legal Matters” in the Prospectus and to the reference to our opinions and the use of our opinions under such headings.

We confirm that we have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained therein that is derived from our opinion referred to above or that is within our knowledge as a result of our participation in the preparation of the Prospectus.

This letter is provided solely for the purpose of assisting you in discharging your responsibilities and should not be relied on by any other person for any other purpose.

Yours truly,

/s/ Fraser Milner Casgrain LLP

FRASER MILNER CASGRAIN LLP